Exhibit 99.1

WIFIMED HOLDINGS COMPANY, INC.

BUSINESS PLAN JULY 17, 2008

WiFiMed Holdings Company, Inc. (the "Company") is at the vortex of solutions to the spiraling costs of healthcare.  Our products currently include two sets of solutions that are essential to creating the new solutions needed in health care.  EncounterPRO® Electronic Health Record, our award-winning CCHIT[1] Certified™ EHR, which is installed in over 300 medical practices, provides the foundation for facilitating communications between providers and all other stakeholders in health care, especially home healthcare. Our C ME™ (for "Cyber Medical Exchange") technologies allow providers to "see" their patients in many different care settings by sending data directly from the patient's bedside medical devices to providers.  With these solutions as the necessary backbone, and with the incorporation of several components already developed by other technology companies, we intend to develop and deploy a new suite of solutions for home health care which we call CareSymphony™.

Many polls show that Americans believe that providing healthcare and containing its costs are among the nation's biggest problems.  The leading presidential candidates have already promoted electronic medical records and improved home health care as two of the best ways to control costs and improve care. EncounterPRO and Cybermedx are extremely well positioned to address the issues being raised by both political parties. While the current need is enormous, it will grow even larger as baby boomers age. Now is exactly the right time to deploy progressive new technologies in home health care. It is a sector of the economy that is currently inefficient and outdated, yet it is large, growing and in desperate need of fundamental IT change.

The solution we outline below gives us an opportunity to pull ahead of our competitors, using IT solutions to provide better care and better earnings.  CareSymphony, our suite of solutions for monitoring and managing patients in different locations, creates new synergies among all the stakeholders in this industry sector: patients; distributors and manufacturers of medical monitoring and therapeutic devices; specialty and traditional pharmacies; home health agencies (including nursing and specialized therapy agencies); skilled nursing facilities, inpatient rehabilitation facilities, and long term care hospitals; acute care hospitals; attending physicians; and payors.

The central premise of CareSymphony is that health care's critical IT problems span several intricately connected stakeholder groups that are constrained within a web of financial and data interdependencies.  That web is especially strained in those settings where physician's expertise must be more leveraged than in the hospital or the clinic as a consequence of less direct or less frequent encounters between physicians and patients.  Therefore, a suite of complementary IT solutions for the several stakeholder groups should be developed and implemented concurrently that will strengthen the strands of the web, in large measure by allowing IT solutions to compress or eliminate the effects of the remoteness of the patients from physicians and other care givers. In the past, health care has been an attractive industry for software IT companies and investors because of the growing and unmet needs and inefficient delivery of goods and services.  Now, however, several factors compel the conclusion that CareSymphony—backed by a coalition of large companies—the Alliance Members—is the perfect suite of solutions to bring substantial benefits to all stakeholders in a way that makes it much easier to provide quality care in different settings.  With other Alliance Members, the Company will create several intra- and inter-entity solutions concurrently; deploy those solutions based on the financial capabilities, constraints and incentives that confront the several stakeholder groups; and then employ tailored incentives and the Alliance Members' existing distribution networks (and other competitive advantages) to accelerate adoption by all groups.

We intend to bring CareSymphony solutions to the several care settings that suffer from this weak and strained web of interdependencies, including skilled nursing facilities, inpatient rehabilitation facilities, and long term care facilities, once CareSymphony has demonstrated success in the most challenging and promising of the settings that require leveraging of medical expertise, home health care. The home health care industry is heterogeneous (in the sense of having several different types of interdependent businesses), relatively flat (little or no vertical integration within several types of stakeholders), and replete with many small, local and undercapitalized businesses.  This basic ownership structure of the industry is not likely to change soon, as the sector has been relatively immune to consolidation, even as the volume and complexity of data that must be managed and choreographed increases.  Mergers among nursing agencies (or DME suppliers) have not eliminated small enterprises from the industry.  Even as large acquisitive companies grow, low barriers to entry and counterweights to the benefits of scale constantly attract new entrants.  In this environment, most intra-entity IT solutions are relatively immature and specialized inter-entity systems are virtually non-existent.  Fully automated data transfers are rare; the rule is transmission of disparate forms by fax or email, massive re-keyboarding of data, excessive telephone calls, delays, missed opportunities, and rampant data and process management inefficiencies.

Another characteristic of the home health care sector is that many (but not all) of the costs of inefficient data collection and management are borne by stakeholders who have no direct control over the stakeholder groups with inadequate IT systems.  Hence, the industry needs IT solutions that are financed in such a way that all participating stakeholders benefit, and each shareholder group's increased profits (and other anticipated benefits) allows that group to at least recoup its costs of implementing CareSymphony relatively quickly.

The challenge, then, is to bring both intra- and inter-entity data communication and process efficiencies to this large, flat, undercapitalized and important industry in ways that will provide substantial returns and benefits.  We believe that our plan for CareSymphony meets that challenge.  Through a coalition of major health care and technology companies with the right combination of competencies, we will first create and/or license the missing components of CareSymphony.  Then we will deploy high quality implementations at a pace that pushes adoption past the tipping point long before competing solutions gain traction.  Those investors who believe that there can be a killer app for just one segment of home health care, or that the killer IT solution for the spectrum of home health care participants must await industry consolidation or verticalization will miss the train—or scramble for a seat in the caboose.

What are the foundations of the CareSymphony plan?

Ø       Loosening the constraints of fee capitation by introducing new revenue streams into cycles of new benefits and improved communications while lowering total costs for most stakeholders (including the payors who provide the new revenue).

Ø      Leverage state-of-the-art systems and tools to create efficient data collection, display and communications with distributed business process management and task queuing for all stakeholders, both among and within entities.

Ø      Deliver to stakeholders optimal access to physicians via the physician's choice of several media (a standalone branded web portal, xml data via web services available to all EHR and EHR "light" systems that currently display lab results or prescription data, email and fax).

Ø      Promote trial use of the EncounterPRO Electronic Health Record (adapted to display data gathered by monitoring devices in remote locations) by physicians.

Ø      Promote the distribution of "garrulous"[2] medical devices.

Ø      Leverage the existing feet-on-the-street distribution networks of Alliance Members to promote and deploy CareSymphony.

Ø      Leverage existing home security infrastructure and triage capabilities to manage the communications from the patient and the alarms configured for the garrulous medical devices to the health care providers.

The revenue streams and savings created or enhanced by CareSymphony, most of which may be captured in part (directly or indirectly) by its Allied Members, will include:

1.      Additional payments by CMS and private payors to physicians as a consequence of more widespread use of payment codes available to physicians in connection with home care and telemedicine services (e.g., G0179, G0180, G0181, CPT 99091) as physicians are able to review directly the data generated by the garrulous machines, as well as establish and monitor the care plans of (and treatments administered to) their home care patients.

2.      Enhanced revenues for participating DME suppliers, for whom CareSymphony will permit differentiation of their offerings from other "commodity" devices and services that are either not garrulous or, if garrulous, the data are not reaching the physicians and home health agencies.

3.      Increased revenues to garrulous medical device manufacturers due to increased sales of the devices (as demand for more home health care generally increases) and accelerated obsolescence of non-garrulous devices.

4.      New revenues from garrulous medical device manufacturers for transmission, collection and distribution by CareSymphony of their "light" data to EHRs and their "heavy" data back to the manufacturers.

5.      Revenue from physicians for access to the garrulous devices' "light" data, the review of which directly by the physician is compensated by many payors (via CPT 99091).

6.      New revenues from licenses and implementation services for the expansion (from trial use with home health care patients) to office-wide ambulatory care use of the EncounterPRO EHR by physicians and their staff.

7.      New revenues from ASP delivery to physicians of the data that enable enhanced billings (in connection with delivering quality care in remote locations).

8.      New revenues to home health agencies (nurses and therapists) and DME suppliers as a consequence of capturing greater market share from their promotion of CareSymphony to physicians and hospital discharge planners based on: 1) improved patient care, 2) more efficient hospital discharges, 3) saved costs for the hospitals, and 4) enhanced revenues for the physicians.

9.      ASP revenues from home nursing agencies and DME suppliers as a consequence of: 1) improved sales (see 8 above); 2) the use of CareSymphony to streamline their communications with the other stakeholder groups; and 3) cost savings within their own enterprises as a consequence of CareSymphony features specific to their segment.

10.  Streamlined payments to all recipients from payors, for whom all documentation is appropriately authenticated, paperless, task-queued, and available in near-real time.

11.  Enormous savings—to payors and hospitals as a consequence of better coordinated and earlier discharges from the hospital, as well as better and more cost effective outcomes for care provided in non-hospital settings.

12.  Increased satisfaction of patients and their families as a consequence of improved communications with all other stakeholders through the integrated PHR, as well as earlier, better coordinated discharges and superior care.

We have explored the outlines of CareSymphony with health care industry leaders in detailed discussions over the course of several months and, in some cases, years.  These leaders understand the potential offered by CareSymphony to enhance profitability of their existing businesses, as well as develop and expand their companies' reach and prominence in healthcare.  These leaders also understand that a suite of solutions backed by heavyweights in the industry is far more likely to gain credibility, prominence and acceptance than a solution endorsed by only one or two major players.  We believe that bringing to the field the competencies and investments of several major players such as those listed below will dramatically increase the odds of capturing the interconnectivity markets in home health care.

1.                  A national or international supplier of medical gas and/or durable medical equipment ("DME") would leverage its existing distribution and sales assets by delivering garrulous medical devices that, together with the other necessary components of CareSymphony, will bring significant benefits to its existing and prospective clients.

2.                  A national pharmacy chain would leverage CareSymphony's delivery of data to physicians, patients and home care providers to streamline the prescription and delivery of conventional and specialty pharmaceuticals, infusion and other home therapies, and DME; as well as provide a means of promoting its in-store health clinics and the sale of garrulous devices.

3.                  A leader in the home security field would provide the technological expertise to ensure reliable and redundant connectivity for garrulous medical devices and patient communications, as well as operational expertise in helping patients in perceived emergencies (ensuring that false alarms do not burden caregivers and that true emergencies are appropriately triaged).

4.                  A software leader could ensure the promotion of a suite of compatible platforms and tools—an interoperability engine (e.g., Microsoft® BizTalk Server), a business process management system ("BPMS") (e.g., AgilePoint, Ascentn's BPMS based on BizTalk), document management software (e.g., MS's SharePoint), forms creation and management technology (e.g., MS's InfoPath), and a personal health record ("PHR") (e.g., MS's HealthVault).

5.                  And last but not least, the Company, whose subsidiaries have developed EncounterPRO EHR, the leading workflow management EHR, characterized by exceptional ease of use, return on investment, and extraordinary care management features; and the C ME monitoring technologies of Cybermedx Medical Systems (described below).

CareSymphony's financial model of new and enhanced revenue streams together with cost savings from significant efficiencies will jumpstart the virtuous cycles of benefits and enhanced revenues. It is a winning strategy that will drive enhanced profitability for all.

All the necessary elements are in place:

Ø      The financial model, including new revenues streams and enormous new efficiencies for the stakeholders paying those additional revenues.

Ø      Sophisticated and configurable software platforms and tools.

Ø      The advantages in technology, distribution networks and other competencies represented by the Alliance Members.

Ø      An award-winning, extraordinary EHR and development team with the vision and expertise to create, with the founders and others, the needed solutions and to drive those solutions to success.

Creation and implementation require resources beyond expertise and imagination.  We believe that several major players in health care would benefit substantially by participating as Alliance Members of CareSymphony.  We have been soliciting interest among such players, and will continue to do so through approximately August 2008.  Our expectation is that terms of participation in a joint venture will be negotiated multilaterally July—September and that Alliance Members of CareSymphony will announce their participation jointly in early October.  The Company believes that participation agreements with Alliance Members in three to four months will permit the Company to accelerate dramatically the development of CareSymphony.

The Company

The Company produces and supports the EncounterPRO® electronic health record ("EHR") and workflow software for the healthcare services professions through its subsidiary EncounterPRO Healthcare Resources, Inc.  ("EHRI"). The Company also distributes technologies for management of multiple alarm systems within hospitals and the C ME™ technologies for transmitting data from garrulous medical devices to data repositories for further transmission through its wholly-owned subsidiary CyberMedx Medical Systems, Inc. ("CMS").

We began operations as WiFiMed, LLC, a Georgia limited liability company, in November 2002.  In June 2004, we entered into an Agreement and Plan of Merger with WiFiMed, Inc., a corporation we formed in Delaware on December 17, 2004.  Articles of merger were filed in Delaware or Georgia on or about March 21, 2006, at which time the merger became effective. On March 6, 2007, we completed a reverse merger with Bellacasa Productions, Inc. which changed its name to WiFiMed Holdings Company, Inc., and WiFiMed, Inc. became a wholly-owned subsidiary of WiFiMed Holdings Company, Inc.  For accounting purposes the consummation of these actions resulted in a reverse merger and WiFiMed, Inc. as the accounting survivor and surviving business entity. Descriptions of the business, management and operations of WiFiMed, Inc. have been previously disclosed in several reports filed with the U.S. Securities and Exchange Commission ("SEC"), collectively the "SEC Reports."

On October 1, 2007, the Company's newly-formed subsidiary EHRI acquired substantially all of the assets of competitor JMJ Technologies, Inc., including its receivables, client relationships, employment relations and the source code of EncounterPRO® EHR and related software.  JMJ had been in business since June 1994, developing, selling and supporting the EncounterPRO® EHR.  Financial statements of JMJ were filed with the SEC by the Company as an 8K/A amendment on February 5, 2008.  The purchase transaction is described in greater detail in the SEC Reports, in particular, the 8K and 8k/A reports filed October 9, 2007, January 10, 2008 and February 5, 2008.

On February 29, 2008, the Company, through its wholly-owned subsidiary Cybermedx Medical Systems, Inc. ("CMS"), acquired substantially all of the assets of Cybermedx Medical Systems, LLC, ("CMS, LLC") which specialized in providing wireless patient data collection, transmission and management devices and technologies for home care, alternate care and hospital markets.  The purchase transaction and the contemporaneous employment of Ronald R. Barnett, the president of CMS, LLC, as president of CMS are described in greater detail in the SEC Reports, in particular, the 8K report filed March 6, 2008.

Our offices are located at 2000 RiverEdge Parkway, Atlanta, Georgia 30328, our phone number is (770) 919-7220, and our websites are www.encounterpro.com and www.cybermedx.com.  The Company and its subsidiaries have 40 employees.

 Current Products and Services

EncounterPRO Healthcare Resources, Inc.

  EncounterPRO Electronic Health Record

The Company's flagship product, the EncounterPRO® EHR, is used in over 300 medical practices in 32 states and is used by over 1000 physicians and mid-level providers and their staff.  EncounterPRO EHR's key competitive advantages are its embedded workflow management and a design that allows easy and fast navigation with the touch of a finger (and not just a mouse or stylus).

EncounterPRO EHR is the winner of 14 national awards conferred by trade associations[3].  Perhaps more importantly, physicians who use EncounterPRO EHR have won the coveted HIMSS Davies Award for Excellence in Ambulatory Care for their use of healthcare IT three years in a row, a feat achieved by no other EHR vendor.[4]  In addition, EncounterPRO EHR was among the first group of 18 EHRs to be certified by the Commission on Certification of Health Information Technology ("CCHIT"; www.cchit.org) for Ambulatory Care in 2006.[5]  CCHIT certification means an EHR effectively has earned the federal government's de facto seal of approval and, increasingly, the approval of a host of other influential non-governmental organizations, including payers and physician professional associations.  EHRI anticipates achieving CCHIT certification in 2008 for EncounterPRO EHR for ambulatory care later this year.

EncounterPRO EHR's unique integrated workflow management system, screen presentation and touch technology make it one of the fastest to use, easiest to learn, and most cost-effective EMRs available to providers.

  EpIE

EHRI has developed ancillary software (in addition to the core EncounterPRO EHR) that is indispensable to deploying solutions for the opportunities described in this plan.  These ancillary software programs are the products of tens of thousands of hours of development efforts of the EHRI development team (of 4-6 in-house designers and programmers) and EHRI's off-shore development partner, Fomax Information Technologies Pvt. Ltd., over the course of the last five years.  Collectively they are known as EpIE (the EncounterPRO Integration Engine) and are:

  A proprietary integration/translation engine optimized for EHRs that is currently used for dozens of installations to collect results from labs and then translate and distribute them to clients' EncounterPRO EHR databases;
    to collect vaccine data from practices and to transmit those data to state vaccine registries in several states;
    to communicate prescription data to and from pharmacies;
    to translate and import remote bedside data into EncounterPRO EHR (successfully demonstrated with oxygen tank data but not yet in production);
    to push and pull data using a wide variety of transport mechanisms (http, shttp, ftp, sftp, vpn, tcp/ip, SOAP) in a variety of data formats (HL7, XML, flat file) so as to adapt to virtually any data partner;
  a solution (in production) for connecting peripherals to an all-thin-client or all-web-deployed Windows® solution (application independent, but currently used only for EncounterPRO EHR installations);
  a tool for collecting and organizing clinical and other data from client's EncounterPRO EHR databases for use in benchmarking and other analyses (ready for testing soon); and
  tools for creating integrated feedback loops for medical and business analyses, using each practice's data as well as published data and benchmarking data available from the pool of participating EncounterPRO EHR clients (in design development phase).

The graphical user interface to EpIE is a web-based administration and support console which allows support personnel to detect, escalate, and solve problems before they affect a customer or data-trading partner.  EpIE uses the same workflow management technology that makes the EncounterPRO EHR a remarkably efficient task-based application.

  CARE

EncounterPRO has recently developed (and expects to release into production later in 2008) its Clinical Administration and Reporting Environment ("CARE").  CARE is clinical reporting and workflow management on steroids.

Full-featured EHRs have health maintenance functions and reporting features.  (See, e.g., CCHIT requirements for EHRs for Ambulatory Care, criteria numbers AM 23.01-23.08, AM 29.01-29.05 and AM 29.07-29.08.)  Health maintenance alerts notify the caregiver that a treatment may be needed (e.g., the patient is overdue for a vaccine or test), while reporting features of EHRs create documents that show tasks (e.g., identity and phone numbers of patients who need to come into the office for a procedure) or status (e.g., patients who have had a mammogram, perhaps compared to the domain of patients that ought to have had a mammogram).  CARE applies the workflow management capabilities of EncounterPRO EHR to patient needs identified by the health maintenance and reporting capabilities.  For example, with CARE, the practice may create appropriate workflows that will automatically launch emails to patients that meet some configured criteria for health management (e.g., the patient should have a PSA test in the next four weeks).  The email may contain links that allow the patient to schedule himself for an office visit, and the need for the PSA will be highlighted for the provider during the office encounter.  By automating the patient communications and queuing tasks for staff (rather than printing reports that describe some task to be executed independent of the EHR), fewer opportunities for intervention or revenue are missed.  Moreover, staff time required to achieve those benefits is vastly reduced as compared to those systems that lack workflow management and cannot, therefore, configure treatment workplans that minimize repetitive human activity to achieve the desired clinical and operational result.

Together with workflow-enabled clinical care algorithms, CARE will enable providers to maximize the salutary effects of their (and their staff's) interventions and efforts in the care of patients, regardless of whether the patient is in the provider's office, at home or elsewhere.

As the Company applies these technologies to CareSymphony solutions, the stakeholders in home health care will use tools that do not merely display data, but organize and prioritize their tasks and needed information to maximize their efficiency while minimizing distractions and redundancies.

CyberMedx Medical Systems, Inc.

CMS provides patient data management, communication, and information systems for the hospital, home care, and alternate care markets.  CMS is a development stage company with respect to opportunities and pilot projects employing the CyberStat and C ME technologies for interoperability, and a distribution and sales company with respect to the WaveLynx communication and alarm technologies.

  InteleNett—WaveLynx and CyberSTAT

The hospital-based product line, InteleNett, consists of 2 products: WaveLynx and CyberSTAT. WaveLynx™ is a hospital-wide, centrally managed, modular alarm system that initiates alarms by loudspeaker, text messaging, email, and pager.  WaveLynx manages most of the alarms needed in hospitals and non-acute care settings, including alarms triggered by changes in the status of bedside therapeutic devices (for example, ventilators and IV pumps), administrative alerts, panic buttons, motion detectors, door contacts, infant security systems, egress systems, data management systems, asset tracking systems, and many others.  WaveLynx™ is a trademark of CMS that describes for the hospital market the Lynx alarm management system developed by Micro Technology Services, Inc. ("MITSI").  The second product, CyberSTAT, is a wireless patient data management system that connects bedside patient monitoring and therapeutic devices through the IEEE 802.11 wireless network.  The data are sent to a central station for viewing and alarm management. The data may also be viewed remotely via PDA and through a secure Internet portal.  CyberSTAT will be interfaced to the EncounterPRO EHR.

CMS is in the process of capitalizing on the significant demand for WaveLynx and similar products by negotiating distribution agreements with sales organizations that call upon hospitals.

  C ME Technologies

CMS provides patient data management, communication, and information systems for the hospital, home care, and alternate care industries. Collectively these technologies are the Cyber-Medical Exchange, or "C ME," because they allow the devices and patients to be "seen" by the other stakeholders with responsibility for the patient's care or payment for that care.  C ME is available for a host of different bedside devices (e.g., oxygen tanks, oxygen concentrators, CPAP and BIPAP devices).  A small wireless data transmitter attached to each patient device allows the transmission (through telephone lines) of the device's data to a data collection center, where the data are reformatted and transmitted to software applications for use by vendors who maintain the devices and the health care providers who care for the patients.  EncounterPRO EHR currently accepts and displays data collected and transmitted by C ME technologies.

C ME technologies reduce cost, improve efficiency, and extend the operational life of patient monitoring and therapy-delivering devices.  C ME collects and displays data (a) for one or multiple patients, (b) using standalone wireless technology or through incorporation into a LAN, (c) via ASP to standard browsers, PDAs or EHRs, and (d) with appropriate alarms, disseminated via email or text message.

CMS owns the intellectual property (embodied in trade secrets and specifications for electronic components and software) developed for the proprietary aspects of the C ME technologies.

C ME is distinguished from its competition by focusing on providing brand-neutral connectivity to transmit digitized data to the internet via either wireless or POTS lines.

Market Opportunity

Healthcare is the largest industry in the U.S. and accounts for about 16% of Gross Domestic Product ("GDP"), or roughly $2.2 trillion.  By 2015, some experts estimate that healthcare expenditures may reach $4 trillion, which will be 20% of GDP, in large part because of the aging of the baby boomer generation.[6]  The fast pace of healthcare expenditures over the last several decades, combined with the aging population are expected to create enormous pressures and incentives for efficiency in the delivery of healthcare services.  The Company is positioned to satisfy those needs with state-of-the-art, effective and needed technologies.

  The Ambulatory EHR Market

EHRs and related technologies and implementation services will be needed in great quantities in a relatively short period.  The federal government, which pays for about 33% of all healthcare costs, has launched several initiatives to increase EHR adoption.  Payers such as Blue Cross and non-profit groups are even now providing funds for the purchase or subsidization of EHRs in many states.

The number of physicians practicing in medical offices in the U.S. is about 550,000.  With total current penetration of EHR systems estimated at about 18%, about 450,000 physicians will be in the market for an ambulatory care EHR over the next 8-10 years.  Assuming an approximate average initial cost of $12,500 for software and services (but excluding hardware), the total market for initial acquisition of ambulatory care EHR systems (excluding annual maintenance) is about $5.6 billion.

In its study entitled "U.S. Market for Physician Practice IT Solutions 2007," Millennium Research Group (www.mrg.net) pegs total penetration of EHR solutions in the U.S. at 15% in 2006 (and only 8.7% for small practices with 1-5 physicians, EncounterPRO EHR's target market).  A noteworthy study released in June 2008, "Health Information Technology in the United States: Where We Stand, 2008[7] estimates that only 4% of physicians in the United States have a fully functional EHR and an additional 13% have a basic EHR.  Millennium expects that by 2011, penetration will reach 26%, pushing yearly expenditures on EHR systems[8] in medical offices alone to $ 768.7 million.

Even as EHRs begin to follow the traditional trajectory of computer application sales in mature markets (that is, generally falling costs, with licensing fees becoming a smaller portion of the total cost of ownership), there are reasons to believe that peculiarities of the EHR market will substantially retard that trend.  First, purchasers (physicians) are highly compensated and will continue to demand highly personalized training and customization services for EHR implementations.  Second, the growth of sophisticated, specialized (and high-value) ancillary services and content will likely help maintain prices.  Third, financial incentives already offered by payers and professional liability insurers will likely increase with government subsidies, all of which will promote demand and retard downward movement in prices.  Fourth, the projected rapidly increasing demand for EHRs over the next few years may also contribute to maintaining a price premium for EHR implementation services.

  The Home Healthcare Market

According to a 2003 study by the Centers for Medicare and Medicaid Services (www.cms.gov), the home health care market (including home health agencies and respiratory and infusion therapy services) was a $45 billion industry in 2001.[9] Despite the large size of this market and its needs for technology, a conclusion of the CMS study is that "the home health industry has only recently begun to view technology as a strategic asset, and, as a result, is several years behind other industry groups."  While CareSymphony will not itself capture existing markets in home health care, a review of the existing submarkets within home health care provides perspective on the total revenues available to Alliance Members and other participants that capitalize early on CareSymphony to expand their reach in health care.

  Home Healthcare Services

Home health care service providers are the largest component of the home healthcare market, generating $38.3 billion in revenue in 2003.[10]  Home medical equipment service providers are another large submarket.  Their value was estimated at $13 billion by Citigroup Smith Barney in 2003.[11]

  The Medical Device Market

The medical device market was a $300 billion industry in 2007 and is expected to reach sales of $336 billion in 2008.[12]  The worldwide market is about one-half the size of the pharmaceuticals market worldwide.  Even a one percent acceleration of sales of medical devices as a consequence of CareSymphony would represent an additional $3 billion in sales to the industry.  The home medical equipment (HME) equipment market was recently forecasted (in December, 2007) to increase to $20.4 billion world wide by 2012, with about 37% of that attributable to the U.S. and Canada.[13] The market is expected to show a compound average annual growth rate (CAGR) of 6.8%.

The HME market comprises various segments, such as the application of assistive devices, therapeutic devices, monitors, sensors and telemetry devices.  The monitors, sensors and telemetry devices segment is the largest market share holder, as it includes large sales of home blood glucose testers. This segment was worth an estimated $7 billion worldwide in 2007 and is expected to reach $8.9 billion by 2012.  The fastest growing segment is the market for therapeutic devices, which is predicted to show a CAGR of 13.4% between 2007 and 2012. The U.S./Canadian market is growing faster than any other major geographical market segment, and has a projected growth rate of 8.6% to 2012.

  Home Infusion Therapy Market

The National Home Infusion Association estimates their market at about $ 9-11 billion per year[14]

  Specialty Pharmaceuticals Market

The market for specialty pharmaceuticals is estimated at about $40 billion annually, and growing at a rate of 20% per year.[15]  The market has experienced substantial consolidation in the last few years, exemplified by the $ 850 million purchase by Walgreens' of Option Care, Inc., in September, 2007, making Walgreens the largest home infusion therapy provider in the country and the nation's fourth-largest specialty pharmacy provider; and Apria Healthcare Group's $ 350 million purchase of Coram, another infusion therapy and specialty pharmacy provider, in December, 2007.

  Practice Management Consulting

Demand for consulting to the healthcare industry grew by over 8% in 2006 with consulting revenues surpassing $20 billion in the vertical. The Healthcare Consulting Marketplace 2007 report forecasts a 9.6% CAGR in demand through 2010, when revenues will exceed $30 billion.  http://www.consultingcentral.com/research/industry-practices/healthcare-consulting-marketplace-report/

The Company does not currently sell into this market.  However, the development of a workflow profit maximization cycle dependent upon the EncounterPRO EHR and specialized analytic tools will allow the Company to tap into a small segment of this rapidly growing market in a way that will accelerate the Company's high-margin software products.  More importantly, CareSymphony will create a demand for implementation services and process-improvement services that may provide a significant source of revenue.

What Are the IT Needs in Home Health Care?

The Centers for Medicare and Medicaid Services has noted that the home health industry, despite its large size and need for IT, "has only recently begun to view technology as a strategic asset, and, as a result, is several years behind other industry groups."  However, understanding the need is not enough; the needs must be satisfied by useful and profitable solutions.

The home health care industry is heterogeneous (in the sense of having several different types of interdependent businesses), relatively flat (little or no vertical integration within several types of stakeholders), and replete with many small, local and undercapitalized businesses.  This structure is not likely to change soon, as the sector has been relatively immune to consolidation, even as the volume and complexity of data that must be managed increases.  Mergers have not eliminated small enterprises from the industry.  Even as large acquisitive companies grow, low barriers to entry and counterweights to the benefits of scale constantly attract new entrants.  In this environment, most intra-entity IT solutions are relatively immature and specialized inter-entity systems are virtually non-existent.  Fully automated data transfers are rare; the rule is transmission of disparate forms by fax or email, massive re-keyboarding of data, excessive telephone calls, delays, missed opportunities, and rampant data and process management inefficiencies.

Another characteristic of the home health care is that many (but not all) of the costs of inefficient data collection and management are borne by stakeholders who have no direct control over the stakeholder groups with inadequate IT systems.  Hence, the industry needs IT solutions that are financed in such a way that all participating stakeholders benefit, and each shareholder group's increased profits (and other anticipated benefits) allows that group at least to recoup its costs of implementing CareSymphony relatively quickly.

The challenge is to bring data communication and process efficiencies to this large, flat, undercapitalized and important industry in ways that provide substantial returns to the CareSymphony Alliance Members.  We believe that our plan for CareSymphony meets that challenge.

Virtually every home health care entity has one or more existing financial, inventory, messaging and document management systems, though some are no more tailored to their businesses needs than Microsoft Office.  Therefore, the solution to the interoperability problems must (1) be affordable, (2) provide a reasonably fast return on investment to each stakeholder, and (3) not threaten the continued viability of any stakeholder, since all or nearly all stakeholders must subscribe to an interoperability solution in order for all parties to gain the optimal efficiencies.

The Central, Chaotic Process of the Business of Home Health Care

Reviewing the business processes within and among home health care stakeholders provides the best illustration of the need for CareSymphony and suggests its principal features.  About 30% of all hospital discharges are accompanied by an order for home health care, with about 90% of elderly patients requiring at least the delivery of equipment to the home prior to (or contemporaneously with) the patient's arrival at home.[16]

We begin with a typical discharge from the hospital to home care and continue through the principal steps in the delivery of services, the creation of documentation and payment.

  The provider orders the discharge of the patient with a prescription that requires home treatment(s).  Note that if the provider prescribes a particular agency or brand of equipment, the discharge planner has no authority to change the prescription.  Therefore, if the physician can be persuaded to indicate a preference (for example, for an agency or device that is certified as a CareSymphony partner), that preference cannot be ignored.
  The hospital discharge clerk is notified of the discharge order via the hospital IT infrastructure (usually the ADT [Admit, Discharge, Transfer] computer application).
  She telephones, emails or faxes appropriate home health care providers.  She contacts her (or the hospital's) favored DME vendor if the prescription requires only equipment; she notifies the preferred nursing or therapy agency if therapy alone or therapy with equipment is prescribed.  If therapy with equipment is prescribed, then, generally, the HHA will contact its favored DME supplier or supply the DME itself.
  Whether the notification comes to the nursing agency, the DME supplier, the specialty pharmacist or other stakeholder, the home health care provider filling the prescription has a significant incentive to capture in the initial contacts all the information necessary to render an appropriate invoice to the payer.  If complete demographic, prescription and health plan information do not accompany the order, or follow a request within minutes, the discharge process is disrupted and the orderly discharge of the patient from the hospital is jeopardized.
  The hospital's IT system is rarely integrated or interfaced with the systems of the home health care providers.  Therefore, the data, including summaries of the clinical chart, must be transferred from the hospital to the home care provider via telephone, fax or email.  All the information necessary to fill the prescription and assure payment of the home health care provider must be re-entered in new systems, with the attendant risks of delay and error.
  The home health care agency must assure the discharge clerk that the services and/or equipment will be timely provided to the patient, in many cases the same day that the order is received.
  The home health care provider must ensure timely delivery of the services, often prior to or contemporaneously with the patient's arrival at home.  For nursing and therapy agencies, this involves contacting one or more nurses or therapists, either collectively or serially, generally via phone, pager or text message.  The process is complicated by several factors, including matching the skills needed by the patient with the skills of the providers, the proximity of the patient's home to the home or route of the potential providers, and the providers' existing schedules.  The administrative coordinator for the agency may not have electronic access to the providers' schedules if the nurses and therapists are responsible for managing their time and keep their schedules on paper or in other forms that are not available to the coordinator.
  The nurses and therapists notify the care coordinator at the home health care agency of their availability for the assignment.  If the agency is small, this process of notification and response to employees or independent contractors may precede notice to the discharge planner that the agency can provide the requested care.
  If the assignment is accepted by the home health care agency, schedules must be adjusted and arrangements made for the arrival or delivery of health care providers, medicines and supplies to the home or the agency.  If needed equipment is not in stock, it must be procured from another vendor.
  Information about the patient (a summary of the medical record, relatives at the home, demographic information, etc.) must be provided to the nurse or therapist, generally by email or fax to her home.  These data may need to be re-entered on additional forms by the nurse for her agency's records or as part of a package of materials left with the patient.
  As equipment, nurses or therapists arrive at the patient's home, data are created, much of which needs to be communicated to other stakeholders.  Data generated by machines may be in the form of paper tapes or reports; nurses or therapists may use paper forms or dictation.
  The home health agency must create a Plan of Care (POC) using data collected by the receiving clerk and the field nurse or therapist.  The POC must be approved by the attending provider as a prerequisite to payment of the agency by the payor.  The POC is often created by re-entering data collected in different systems or media, at the patient's home and elsewhere.  The POC is generally transmitted to the provider via fax or email.  Revisions by the provider, if any, are usually made on paper that is faxed back to the home health care provider.
  The nursing agencies and DME suppliers submit invoices to the payors together with evidence of the delivery of care and/or equipment and supplies in accordance with the prescription and the POC.
  Subcontractors (such as suppliers of medical oxygen, the nurses and therapists) typically collect against their invoices based on standard business terms, generally 30 days net.  The stakeholders most at risk for slow or no payment by the health plan carriers (caused in part by the rudimentary and error-prone processes for communicating data) are the home care agencies and the DME suppliers.

The Stakeholders and What They Need

Patients

Patients receiving home health care and their families suffer substantial frustrations and harm from the inefficiencies that have been entrenched in the current home health care delivery regime.  The patient's family must deal with the insurance and payment nightmares, which are almost universally exacerbated by the dismal state of communications and documentation among the payor, the hospital, the provider, the nursing agency and the DME supplier.  Straight answers are difficult to get when few (if any) stakeholders have access to all current information about the patient's health and the state of the account.  These frustrations of dealing with the business aspects of care are frequently compounded by the family's ignorance about the patient's current state of health, in particular, whether the therapies have changed or ought to change.  Because of the time delays involved in collecting and analyzing data and the difficulty of communicating asynchronously in several different media (paper, fax, email, telephone), the professional caregivers are themselves often poorly informed about the patient's current condition.  CareSymphony will provide patients and their families with a Share Point (or similar) view, linked from their Personal Health Record ("PHR"), of the communications among stakeholders related to home health care episodes.  Providing transparency in these transactions will vastly reduce the time spent by concerned families to monitor care services, billings and payments.

Home Nursing Agencies

In the late 1990s through 2000, the Health Care Financing Administration ("HCFA," now the Centers for Medicare and Medicaid Services, "CMS") and Congress caused enormous changes in the home health industry.  First, Congress reduced total Medicare expenditures on home health care from $18.0 billion in 1997 to $8.3 billion in 1999, causing about 3,000 HHAs to go out of business and leaving about 7,000 surviving entities.  Then, beginning in October 2000, Medicare changed its payment scheme from paying for each service performed on each patient's behalf to a making a single payment for the first four months of care, with the amount of payment based upon a scoring of the patient's perceived health status upon initiation of the home healthcare episode (the Medicare Home Health Prospective Payment System ("PPS").

One consequence of PPS is that HHAs cannot enhance profits by rendering more services per patient.  However, conserving costs without sacrificing patient care is encouraged by PPS.  Therefore, HHAs would welcome IT solutions that would decrease their costs and enhance their profits, even if no additional patients were available.  Even so, the vast majority of HHAs are too cash-strapped to provide efficient point-of-care applications to their employees or contractors.  And those that do automate internally rarely experience efficient communications with the other stakeholders—the discharge planning clerks, the providers (or, more typically, their nurses), the DME suppliers or the payors.

The HHA industry segment is ripe for a tidal wave of efficiencies available through IT solutions—if there is a way to fund the automation.  The improvements will streamline at least these critical tasks, several of which will be transformed by CareSymphony:

1.      Automated data transfer of the request for services from the discharge planner, including demographics, prescription and contact information.

2.      Sequenced, automated matching of skills, schedules and service areas of nurses and schedules of patients.

3.      Creation of schedules and driving routes for nurses and therapists that are updated (through GPS tracking) as driving and traffic conditions change and that permit re-tasking based on changes in other nurses' schedules.  Technologies are currently available to perform most of these tasks.

4.      Reviewing the patient's chart from the patient's or nurses home or on the road.

5.      Creation, transmission, revision and acceptance of the Plan of Care.

6.      Collection and automated reporting of clinical outcomes data to achieve and maintain accreditation and high audit scores from the Joint Commission on Accreditation of Healthcare Organizations (which, in turn, may be used to market to the HHA's "clients," the hospitals, sub-acute care facilities and providers).

7.      Monitoring patient health through garrulous devices.

8.      Filtering of false alarms (generated by the patient consciously or by the monitoring devices) through a national firm specialized to that task.

An initial ASP offering with integrated billing and forms generation for home nursing agencies is essential to the success of CareSymphony.  No stakeholder will function efficiently without efficient nursing services.   With such an ASP offering, our expectation is that the subscription fees, monthly lease costs for the Tablet PCs and the wireless connectivity charges will be the only significant recurring costs.  Initial costs will be limited to live services for hardware setup and the minimal live implementation and instructional services that cannot be handled efficiently with prerecorded instructional presentations.

These relatively minor costs to the HHAs will be financed through:

  New revenues realized by taking market share away from non-participants through the promotion of CareSymphony to providers and hospital discharge planners based on: 1) improved patient care, 2) more efficient hospital discharges, 3) saved costs for the hospitals, and 4) enhanced revenues for the providers.
  Savings caused by CareSymphony's 1) streamlining communications with the other stakeholder groups, and 2) improved operational performance within their own enterprises.
  Accelerated payments from payors, for whom all documentation is appropriately authenticated, paperless, task-queued, and available in near-real time.

Providers

Currently, the paucity of garrulous devices and potential staleness of human-generated data and reports (arriving at the provider's office by mail, email or fax days or weeks after a home visit) often impairs providers' ability to intervene timely to improve home health care.  Without prompt intervention by providers, patient sometimes must be readmitted to hospitals unnecessarily, or other more expensive therapies must be prescribed.[17]  CareSymphony will make far more data available for analysis by providers, who are increasingly motivated financially by payors to keep their patients both well and out of hospitals.  The data collected from garrulous devices and from the CareSymphony application for home visits (running on Tablet PCs) will be provided to providers in their choice of media (importation into existing EHR, email, ASP with printable reports, fax), and the communications with the patient and her devices (and their alerts and alarms) will be filtered by software and humans (according to parameters defined and approved by the provider).  CareSymphony will provide providers the opportunity to document with greater ease the services for which they may or will be paid under codes such as G0179, G0180, G0181 and CPT 99091[18].

With the additional revenue from these billing codes, the providers would (presumably) be willing to pay per transmission for the incoming data that make the revenue possible (or easier).  In addition, payors will likely continue to reward providers that keep their patients healthy and can be expected to introduce additional revenue into the CareSymphony model that can be used to compensate providers, nurses and others.  We also expect that providers working within CareSymphony and CARE will quickly understand the value proposition for adopting EncounterPRO for their office EHR, providing yet another source of revenue (in commissions, additional services or otherwise) for the Alliance Members of CareSymphony.

By allowing providers to generate additional revenues, the market-wide constraints imposed by capitation can be overcome.  If providers can be persuaded (by the prospects of better care and/or better reimbursements under these codes) to prescribe only DME that is fitted with the CMS's connectivity solution, that will create competitive advantages for both the DME suppliers that have the solution and the home healthcare agencies that place the orders for the delivery of the enhanced DME to the patients' homes.  In addition, home health agencies can charge the providers a small sub-license fee that would permit the Company to deliver the collected data to the provider.  Even where providers decline to bear any costs, home health agencies would derive significant efficiencies from the use of an ASP application for the collection of patient and device data (including accelerated approvals and payment) that would allow collection and distribution of data among all stakeholders.

Device Manufacturers

Manufacturers of devices confront an intensely competitive landscape.  A host of factors affects their success in the marketplace, including the effectiveness of marketing and their distribution channels, reputation, longevity, product features, and price.  The newest generation of "garrulous" devices is manufactured to capitalize on the growing need for communicating the data generated by the devices.  However, these advances in device utility require an effective strategy for communicating data to providers through EHRs, as well as plans for collecting, analyzing and benchmarking device-specific and population-wide data.  It is clear that delivering clinically relevant data to providers quickly and efficiently will greatly benefit device manufacturers that position themselves for these changes.  However, device manufacturers understand that these data may frequently fall into at least two classes.  The "light" data are the data or summary reports that providers know they need and want.  The "heavy" data will be the volumes of data about the machine itself or more comprehensive data than what most EHRs may want to import and store.  For example, some device manufacturers may want to make available (perhaps through a web service accessed through a link in the EHR) patient-specific data that may be useful only when analyzed with thousands or millions of other similar batches of data available only to the manufacturer.

Manufacturers, therefore, have several needs that will be served by CareSymphony.  First, providers will actually prescribe the use of devices that provide data that allow the provider to care for her patient better and get paid better for such care.  Those prescriptions will increase sales for the manufacturers.  Second, CareSymphony will collect and return to the manufacturers the "heavy" data collected from the thousands or millions of devices in use.

Some device manufacturers are pursuing a strategy of building websites that the provider may access to view data.  Such a strategy focuses on trying to build brand recognition with the provider.  Such an approach to data will fail—providers will not bother to log into specialized websites for each device manufacturer.  Although the top 25 companies represent almost 60 percent of total sales of medical devices, there are an estimated 20,000 medical devices companies around the world.[19]  The only way to gain the providers' attention is by making it as easy and lucrative as possible for providers and HHA to view data and be paid for doing so.  The brand that providers will remember is the brand that brings them those benefits—CareSymphony.

DME Suppliers

Suppliers of durable medical equipment have three principal problems that CareSymphony will alleviate or solve.  First, it is difficult for DME suppliers to differentiate themselves from their competitors except through superior service (such as quicker response times, newer equipment with fewer field problems, better experience reports by other stakeholders to the DME supplier's clients—discharge planners, home nursing agencies, patients and their families).  CareSymphony will enable much faster response times by automating the order and confirmation processes.  In addition, by offering networked devices within the CareSymphony system, the DME supplier will create value for every other stakeholder and encourage the additional revenue streams and efficiencies that benefit all.

Second, by participating in CareSymphony, DME suppliers will reduce delays in the payments they receive from payors.  Payors will have access to all the data needed from each stakeholder to approve payment for device deliveries, and DME suppliers will be able to verify that the documentation is complete.  Instead of bearing the risk of slow payments (including the risk that payors will claim that they are waiting on documentation that they in fact already have in their files or computers), DME suppliers will speed collections and reduce the administrative costs of delayed and rejected payments.  Finally, the ASP services developed to optimize the scheduling, routing and deployment of home care nurses will likely be easily adapted to DME suppliers and their delivery crews.

Third, DME suppliers have no reliable means of ensuring that providers specify the equipment brands sold by the DME supplier.  However, once the value of CareSymphony is recognized by providers and hospitals, the EHRs and ADT applications used by providers to prescribe DME equipment will surely designate for the providers those devices that are CareSymphony certified, thereby ensuring that the DME supplier's investment in garrulous devices is rewarded.

Hospitals

The primary problem of hospitals (with respect to home health care) is the risk that poor home health care will result in the readmission of the patient to the hospital within a short time frame (often 15 days), which in turn presents the possibility that the second hospital stay will be deemed preventable and either not funded by the payor or funded at a lower rate.  Secondarily, hospitals will benefit from more efficient systems to transmit prescriptions and demographics to home health care providers and vendors, as well as streamlined communications with the attending providers.  In addition, to the extent that hospitals try to provide superior service to attending providers by promoting solutions with benefits and revenues for those providers, hospitals will be strong proponents of CareSymphony.  Since ADT systems are mature and standards well developed for the data needed from hospital systems for CareSymphony, the development of the web services and forms technologies needed to interface other stakeholders to hospitals is certainly feasible.  The most likely roadblocks will be bureaucratic.  Eventually, CareSymphony will supply to hospitals data about CareSymphony participants that will allow the provider, through the hospital's order entry application, to specify CareSymphony home health providers (nurses, DME, specialty pharmacies, etc.) by name in the discharge order/prescription.

Pharmacies

Those pharmacy chains that cooperate most successfully with the other CareSymphony stakeholders will reap enormous benefits from CareSymphony.  Several pharmacy chains are already pursuing aggressive growth strategies in specialty pharmacies and DME supplies.  As DME suppliers, pharmacy chains that participate in CareSymphony will, of course, reap the benefits described above for DME suppliers.  As specialty pharmacies, participation in CareSymphony will allow the products and services of the specialty pharmacies to be specifically named by providers at the time the discharge order is written.  Also, the pharmacies will be able to provide local providers with records of visits by patients to the pharmacy's in-store clinics, as well as the clinically relevant data generated by devices sold by the pharmacies to patients without prescriptions (e.g., weight and body fat scales, glucometers, etc.) using the same CareSymphony technologies used to deliver home health care data and home visit encounters.

Payors

Virtually all payors direct substantial efforts to reducing the days spent by insureds in higher cost environments.  Indeed, many argue that the central benefit of payors (whether private or public) to the health care system is the role they play in controlling costs.  Of course, techniques employed to reduce costs must not also increase the risk that inadequate care will trigger the need for even more expensive care.  Hence, payors try to ensure that patients are discharged from hospitals as soon as possible without unduly raising the risk that the patient will need to be readmitted because he or she was discharged too soon.

Initially, payors will reap two kinds of substantial benefits from CareSymphony.  First, the processes for organizing and deploying resources necessary to execute discharge orders will facilitate earlier (or at least fewer delayed) releases of patients from hospitals into home health care.  As an example of the sorts of benefits achievable where home health care achieves the timely discharge of patients, two recent studies indicate that home or nursing care treatment is as effective as hospital treatment for respiratory ailments at about one-third the cost.  A recent study of study of Israel's experience with home care management for respiratory patients with a variety of diagnoses indicates that the monthly expenditure for home care of these patients was one-third that of the hospital stay cost (US$3,546.9 vs. $11,000, per patient per month, respectively). In addition, 23 of 25 families in the study reported positively on their experiences with home care versus hospital care.[20]  These findings are consistent with a recent U.S. study concluding that outcomes were comparable for patients recovering from lower respiratory infections in nursing homes vs. hospitals.  The nursing home treatments were equally effective but less costly, with a monthly cost of $4,147 for initial nursing home treatment compared with $12,593 for hospital treatment.[21]

How Does It All Add Up?

The revenue streams and savings created or enhanced by CareSymphony, many of which may be captured in part (directly or indirectly) by the Company and other Alliance Members, will include at least the following.[22]

1.      Additional payments by CMS and private payors to providers as a consequence of more widespread use of payment codes available to providers in connection with home care and telemedicine services (e.g., G0179, G0180, G0181, CPT 99091) as providers are able to review directly the data generated by the garrulous machines, as well as establish and monitor the care plans of (and treatments administered to) their home care patients.  Assuming an average of 3.5 patients in home health care for each primary care provider,[23] if providers are able to get enhanced payments for essentially no additional work (or even a savings in their time), substantial additional revenues will be introduced.  If providers on average bill for just one additional G code (179, 180 or 181) per month for one of those 3.5 patients for about $70, and $64/month for one patient for reviewing machine-generated data directly (CPT 99091), the additional revenue generated for would be on the order of $134 per month per provider.  The total annual revenue for all 380,000 primary care providers (physicians, physician assistants and nurse practitioners) in the U.S.[24] would be about $600 million.

2.      Enhanced revenues for participating DME suppliers, for whom CareSymphony will permit differentiation of their offerings from other "commodity" devices and services that are either not garrulous or, if garrulous, the machine-generated data are not reaching the providers and home health agencies.  Here, the fleet of foot will capture the increased revenues from their competitors; industry revenues as a whole may not increase much more than is already anticipated due to the increased sales of garrulous devices worldwide (unless, of course, adoption of CareSymphony and any competing solutions is fast).

3.      Increased revenues to garrulous medical device manufacturers due to increased sales of the devices (as demand for more home health care generally increases) and accelerated obsolescence of non-garrulous devices.  As noted above, even a one percent (1%) acceleration of sales would translate into enhanced industry revenues of $3 billion.

4.      New revenues from garrulous medical device manufacturers for transmission, collection and distribution by CareSymphony of their "light" data to EHRs and their "heavy" data back to the manufacturers.  The additional revenues would likely be on the order of a few dollars per year per device.  Perhaps an additional $100 million annually.

5.      Revenue from providers for access to the garrulous devices' "light" data, the review of which directly by the provider is compensated by many payors (via CPT 99091).  Providers currently pay a few hundred dollars per device interface for devices in their offices.  The ability to view data in their EHR from all devices in patients' homes would likely be valued at a few hundred dollars per month.  Just $20 per month per primary care provider yields a total annual U.S. revenue stream of approximately $90 million.

6.      New revenues from ASP delivery to providers of the data that enable enhanced billings (in connection with home health care).  Assuming new revenue captured by providers to be approximately $134 per provider per month, three-tenths of that amount might be a reasonable fee charged to providers.  The total yearly revenue from primary care providers alone would be about $180 million.

7.      New revenues from licenses and implementation services for the expansion (from trial use with home health care patients) to office-wide ambulatory care use of the EncounterPRO EHR by providers and their staff.  Assuming only five percent (10%) penetration by EncounterPRO EHR of the market for ambulatory EHRs among only primary care providers, the initial revenues from software and implementation services would be about $ 570 million.

8.      New revenues to home health agencies (nurses and therapists) and DME suppliers as a consequence of capturing greater market share from their promotion of CareSymphony to providers and hospital discharge planners based on: 1) improved patient care, 2) more efficient hospital discharges, 3) saved costs for the hospitals, and 4) enhanced revenues for the providers.  Conservatively assume enhanced EBITDA of approximately 10% for CareSymphony participants, and that CareSymphony achieves 25% penetration of the industry, the total revenues would be on the order of $80 million.[25]

9.      New revenues from home nursing agencies and DME suppliers as a consequence of: 1) improved sales (see 8 above); 2) the use of CareSymphony to streamline their communications with the other stakeholder groups, including payors; and 3) cost savings within their own enterprises as a consequence of CareSymphony features specific to their segment.  If the Company and other Alliance Members charged fees equal to 25% of the total enhanced profits to all CareSymphony participants, the revenue would be about $20 million.

10.  Streamlined payments to all recipients from payors, for whom all documentation is appropriately authenticated, paperless, task-queued, and available in near-real time.  Quantifying this efficiency is difficult, but would surely amount to hundreds of millions of dollars industry wide from payroll and interest expense savings.

11.  Savings—enormous savings—to payors and hospitals as a consequence of better coordinated and earlier discharges from the hospital, as well as better (and cheaper) outcomes during home health care episodes. Even if only 0.2% of total healthcare costs were saved as a consequence of more efficient home health care and fewer delayed hospital discharges, the savings would be about $4.4 billion.

12.  Increased satisfaction of patients and their families as a consequence of improved communications with all other stakeholders thought the integrated PHR, as well as the earlier, better coordinated discharges and superior home care.

Who May Be Alliance Members?

Potential Alliance Members may include:

1.      A national or international supplier of medical gas and/or durable medical equipment ("DME") would leverage its existing distribution and sales assets by delivering garrulous medical devices that, together with the other necessary components of CareSymphony, will bring significant benefits to its existing and prospective clients.

2.      A national pharmacy chain would leverage CareSymphony's delivery of data to providers, patients and home care providers to streamline the prescription and delivery of conventional and specialty pharmaceuticals, infusion and other home therapies, and DME; as well as provide a means of promoting its in-store health clinics and the sale of garrulous devices.

3.      A leader in the home security field would provide the technological expertise to ensure reliable and redundant connectivity for garrulous medical devices and patient communications, as well as operational expertise in helping patients in perceived emergencies (ensuring that false alarms do not burden caregivers and that true emergencies are appropriately triaged).

4.      A software leader could ensure the promotion of a suite of compatible platforms and tools—an interoperability engine (e.g., Microsoft® BizTalk Server), a business process management system ("BPMS") (e.g., AgilePoint, Ascentn's BPMS based on BizTalk), document management software (e.g., MS's SharePoint), forms creation and management technology (e.g., MS's InfoPath), and a personal health record ("PHR") (e.g., MS's HealthVault).

5.      And last but not least, the Company, whose subsidiaries have developed EncounterPRO EHR, the leading workflow management EHR, characterized by exceptional ease of use, return on investment, and care management features; and the C ME monitoring technologies of Cybermedx Medical Systems.

Our Competitive Advantages

EncounterPRO EHR

Several of the opportunities for growth described above are possible because EncounterPRO EHR and associated proprietary software is extraordinarily well-designed. In short, EncounterPRO has been designed like no other EHR.  EncounterPRO EHR fully integrates workflow capabilities, uses touchscreens and touch tablets, interoperates with a multitude of practice management, lab, prescription, and medical device systems and other software, and is remarkably efficient.  EncounterPRO EHR is poised to capture much of the multi-billion dollar ambulatory care EHR market.

To understand the benefits that EncounterPRO EHR currently brings to its users, we are delighted to use commentators' views about EncounterPRO EHR.  A review of pediatric EHRs that appeared in Contemporary Pediatrics, a respected medical journal notes,

"EncounterPRO's simplicity and design distinguishes it from the competition. It is a workflow-based system. An office equipped with EncounterPRO has a computer terminal in every exam room. At any of these terminals, you can find out what is going on in any room—if a room needs cleaning or setting up for a new patient, if a patient is waiting for vital signs to be taken or a nursing assessment to be done, or if a provider is interviewing or examining a patient.

EncounterPRO features a very simple interface, with large, clearly marked buttons and interchangeable screens. . . .  EncounterPRO has received many awards for design."

Or, to hear it directly from our users, "We [a five-provider practice in San Antonio] invested $67,700 cash and obtained a $160,000 loan [to purchase the EncounterPRO EHR], with a goal to pay off the loan within 2-3 years.  In fact, our net receipts were increased enough to pay for the system in just 12 months. And from 2002 prior to EHR conversion to 2006 after EHR conversion, per provider compensation per year almost doubled."  The practice demonstrated that its implementation of the EncounterPRO EHR was largely responsible for increasing its per-provider compensation from $104,673 in 2002 to $207,963 in 2006, far above the national average.

The practice, which prepared its own case study, generated the following tables and graphs:

2002 Pre EMR Conversion	2006 Post EMR Conversion
5.35 FTE Providers	6.42 FTE Providers
$2,335,800 Net Collections	$3,567,300 Net Collections
$436,598 Net Collection/FTE Provider	$555,654 Net Collection/FTE Provider
$3,406,700 Gross Charges	$7,055,700 Gross Charges
$636,766 Gross Charge/FTE Provider	$1,099,018 Gross Charge/FTE Provider
30,319 Total Office Visits	39,354 Total Office Visits
107 Visits/Week/FTE Provider	118 Visits/Week/FTE Provider
$560,000 Total Provider Compensation	$1,334,950 Total Provider Compensation

As the practice wrote, "Note that a substantial 30% increase in total annual office visits and an almost 100% increase in annual compensation/provider were accompanied by an 18% decrease in FTE staff."

Although the benefits of implementing EncounterPRO EHR at this San Antonio practice are far above the norm for other EHRs, the benefits are in line with the experiences of many other EncounterPRO EHR practices.  In a survey of practices who self-reported results, the 20 practices that completed the study conducted experienced the following:

  EncounterPRO paid for itself in an average of 15 months.
  45% of the practices reported full EHR competency within 2 weeks.  Over 75% were competent in 6 weeks or less.
  80% increased their cash flow.
  80% of the practices increased their revenues by an average of 26%.
  80% increased their charge per visit by an average of 22%.
  80% of practices increased the number of visits per day by an average of 27%.
  85% of the practices decreased charting time by 53%.
  Practices were able to decrease their staff by an average of .69 FTEs.

EncounterPRO EHR is competitively priced.

Our Competition

The EHR Market

In the 12 years since providers started using EncounterPRO EHR, hundreds of companies have introduced products into the EHR market.  Most have failed.  With the advent in 2006 of CCHIT certifications, a milestone was reached in the maturity of the market for EHRs.  Industry experts expect to see consolidation rather than expansion of the roughly 200-300 products currently offered.  No clear market leader exists in the market (or submarkets) for ambulatory EHRs.  For large practices, offerings by General Electric, Next Gen Healthcare and Allscripts sell well, although the offerings of those companies do not have workflow management.  In the market for mid-sized and small practices, which the Company targets, smaller and more nimble companies are competitive with EncounterPRO EHR.  Those companies include:

Amazing Charts-- http://www.amazingcharts.com/

eClinicalWorks-- http://www.eclinicalworks.com/

e-MDs-- http://www.e-mds.com/

OfficePracticum-- http://www.officepracticum.com/

CMS's Competitors

CMS faces competition in all three of the market segments in which it sells: remote management of patient therapeutic and monitoring devices, hospital alarm management systems, and EHRs.

Remote Management of Patient Therapeutic and Monitoring Devices

Honeywell Homed: http://www.hommed.com

Health Hero Network: https://www.healthhero.com/

WebVMC: www.webvmc.com

Boston Scientific: http://www.aboutlatitude.com/what-is-latitude/index.html

Medtronic: http://www.redorbit.com/news/health/1235853/medtronic_reaches_industry_milestones/index.html.

RTX Healthcare, a subsidiary of the Danish company RTX Telecom A/S: http://www.rtx.dk/Default.aspx?ID=844&M=News&PID=3822&NewsID=377.

Lantronix: http://www.lantronix.com/pdf/cs/Medical_CS.pdf.

Visicu http://www.visicu.com (which was recently purchased by Royal Philips Electronics)

CyberNet Medical: http://www.cybernetmedical.com/

iMetrikus: http://www.imetrikus.com/

Hospital Alarm Management Systems

Emergin: www.emergin.com (which was recently purchased by Royal Philips Electronics)

Ascom AG: http://www.ascom.com/en/index/products-solutions/your-industry/solution/critical-alarms/solutionloader.htm.

Siemens AG, which sells the DAKS Alarm Management system, http://health.siemens.com/portfolio/documents/it_solut/himed/2006_healthcareoverview_en.pdf.

Enhancing the Sales, Marketing and Development of the Company's Current Offerings

The need for a comprehensive, distributed solution like CareSymphony is manifest.  However, executing the CareSymphony plan will require significant resources.  Until those resources are committed, the Company will enhance its current offerings of EHRI and CMS.

Enhancement of EncounterPRO Offerings

  Acquiring a Practice Management System Company, Enabling the Company To Offer an "Integrated" Solution to Practices

The Company's experience indicates, and industry data confirm, that EHR companies that offer an integrated solution to practices—PMS and EHR—are capturing an increasing share of the market.  Indeed, the Company estimates that approximately 40% of the market seeks an integrated solution, and will not consider the purchase of a standalone EHR.  Moreover, since EncounterPRO EHR is already in production with interfaces to over 30 different PMSs, there is little risk that EncounterPRO EHR will not be considered by practices that wish to retain their existing PMS, or wish to purchase a new PMS other that the system sold by the Company.  Therefore, the Company plans to purchase a company that has developed a PMS compatible with EncounterPRO EHR, and integrate that offering into its suite of available products.

  Enhancing the Application Service Provider ("ASP") model of delivery and pricing

One of the greatest barriers to EHR adoption generally is the initial cost of the server platform and associated services.  Medical practices need to be certain that they are going to like and use an EHR if it requires a non-refundable purchase of a server and a relatively expensive platform of Microsoft operating and database management software.

To overcome this barrier, the Company anticipates leveraging the new capabilities of PowerBuilder 11.2 to create a truly efficient, high-performance version of EncounterPRO optimized for distribution to practices over secure internet connections from a remote server.  With this capability, other minor enhancements to EncounterPRO EHR, and improved electronic training tutorials, new customers can avoid significant startup costs, and tech-savvy providers can use EncounterPRO EHR on a trial basis at little cost to the Company.

  Enhancing the Company's Implementation of New Sales and Deployment of Production-Ready Modules

The Company intends to sell additional revenue-generating services to its existing clients, although that effort is being delayed.  Resource constraints are slowing the deployment of lucrative additional products and services, such as remote network management and maintenance services, e-prescriptions, lab connectivity, patient questionnaires, patient portal and secure email services, billing code optimization products, and others.

  Selling Uniquely Comprehensive, Particularized and Benchmarked Data (Both Business Data and Patient Care Data), Analytic Tools and Consulting Services

Technology drives change in most industries, including medical practice consulting.  An expert who is fully qualified to consult with practices on a range of issues (billing, HR, equipment, management practices, etc.) in a paper-based practice is less effective if he or she is unfamiliar with the mission-critical technologies used by the practice.  The consulting industry's response to the advent of practice management systems ("PMSs") was, in many cases, to sub-specialize in expertise in particular PMSs.  The same adaptations are occurring with respect to EHRs.  However, because no other EHRs have significant workflow management capabilities, EncounterPRO EHR is uniquely positioned to capture far more detailed and useful data, especially time-study data, which can usefully be interpreted as cost factors.

Currently, PMSs generate excellent data about revenues (and to a much lesser extent, costs) that are the product of processes and decisions that are essentially not captured in detail and therefore difficult to define or change.  EHRs capture additional data about costs and decisions.  However, because other EHRs do not define or modify the processes that generate the costs and revenues, most of the analysis of data generated by those systems remains essentially an exercise in inference—after-the-fact interpretations of the droppings long after the processes of consumption and digestion are complete.

EncounterPRO EHR is the only EHR that allows definition and adaptation of those processes on the most granular level possible.   The workflow plans in EncounterPRO EHR that define essentially all processes that involve providing care or creating medical documentation can be (and frequently are today) modified in response to data generated by users.  Once the Company collects and makes available to our practices the clinical and workflow data generated by the thousands of existing EncounterPRO EHR users, those data may be used as benchmarks for individual practices.  Indeed, it will be a relatively simple matter to analyze mountains of data concerning

·         Treatment (including drug) efficacy
·         process definitions and executions
·         missed or delayed revenue opportunities
·         personnel efficiency
·         training needs, and
·         protocol adherence.

The Company expects that the entire initiative will create communities of quality improvement advocates who will have data and tools for improving their businesses and the care that they deliver.  And, of course, the feedback loops will not be limited to retrospective analysis followed by advice to users about changing their decisions and processes.  At the discretion of the appropriate decision makers, the processes can be changed instantly (and perhaps automatically, based upon rule-based algorithms that detect inefficiencies).

The proposed new analytic tools and the communities of change they create will give medical practice managers what they have never had before: knowledge of what activities are most profitable and a means to redesign and reinforce workflows that favor the most profitable activities. This phenomenon will catapult EncounterPRO EHR into a position of exceptional prominence, which will in turn further accelerate sales of software, hardware and associated implementation and consulting services.  Together with the Company's acquisition and integration of practice management functions and development of an easily- and cheaply-implemented ASP solution, the Company expects extremely rapid expansion of its sales of the EncounterPRO EHR.

CMS Enhancements

In view of the several opportunities available to CMS, it aims to:

  Ramp up sales of the InteleNett product WaveLynx, its hospital-wide alarm management system;
  Begin the FDA 510(k) premarket approval ("PMA") process of the hospital-based CyberStat patient data management system;
  Open new distribution channels for WaveLynx, CyberStat and C ME systems;
  Market C ME systems to emergency management agencies;
  Continue an existing an pilot project (and moving toward production implementation) of integration of C ME technologies with a wound care device and protocols to the EncounterPRO EHR;
  Market proven and near-ready C ME technologies to transmit data from a wide range of bedside machines to remote healthcare providers and equipment vendors;
  Plan for sales of EncounterPRO EHR to the providers who gain access, thorough C ME technologies, to critically important remote beside data.

CMS is prepared to launch a C ME pilot program for home ventilator patients that will provide payers, providers, therapists, nurses, and vendors with real-time access to all point-of-care patient and device data generated by home bedside devices or providers.  The Company anticipates that this pilot will demonstrate that approvals, payments and other business processes will be vastly improved for all stakeholders in home health care.

Our Team

The Company has assembled a seasoned, capable group of executives with extensive experience in management, sales and operations in several facets of healthcare and technology.

WiFiMed Holdings Company, Inc.

Gregory D. Vacca, CEO & President

Mr. Vacca, President and CEO of WiFiMed Holdings Company, Inc., is also President and CEO of EHRI, as well as CEO of both CMS and WiFiMed, Inc.  Prior to assuming these positions, Mr. Vacca had been President and CEO of JMJ Technologies, Inc. ("JMJ") from July 2006 to October 1, 2007, the date that EncounterPRO acquired substantially all of the assets of JMJ.  Prior to joining JMJ, from October, 2000 to June 2006, Mr. Vacca was the president of Vacca Insurance Services, a marketing consulting firm for financial institutions and insurance companies. He also was a co-founder in 2004 of the CoreLINK Group, a national marketing organization with a proprietary technological platform for the sale of investment and insurance products for financial institutions. From 1994 through 2003, Mr. Vacca was Senior Vice President/National Insurance and Business Banking Manager for Cal Fed Investments, a wholly-owned subsidiary of Cal Fed Bank, which was acquired by CitiBank. A hospital chaplain in both civilian and military life (Desert Storm veteran), Mr. Vacca developed expertise in long-term health care. He is a graduate of University of California-Irvine with a Bachelor's degree in Biological Sciences. He also received the Master of Divinity degree from the San Francisco Theological Seminary. He is presently a member of the Institutional Biosafety Committee of the University of California—Irvine.

Kane St. John, President, WiFiMed, Inc.

Mr. St. John serves as President of WiFiMed, Inc.  Mr. St. John also performs legal work on behalf of the Company and its subsidiaries.  Prior to assuming these duties, Mr. St. John was the COO and General Counsel of JMJ Technologies, Inc., whose assets were acquired by EHRI in October, 2007.  Mr. St. John is a graduate of Yale College, cum laude, and of the University of Virginia School of Law.  Prior to joining JMJ in 1996, Mr. St. John was a partner in a prestigious Dallas law firm, engaged as a commercial litigator and counselor for businesses of all sizes. He is licensed to practice law in Texas and Georgia.

Kathleen J. St. John, Secretary and General Counsel

Mrs. St. John serves as General Counsel and Secretary to the Company and its subsidiaries.  She is holds a BA from Yale College, cum laude, and a J.D. from the University of Virginia School of Law.  She was a member of the Law Review and Order of the Coif.  Following her formal education, Mrs. St. John served as a clerk to the Hon. Robert M. Hill, United States Court of Appeals for the Fifth Circuit and as an attorney with the Dallas office of the international law firm Akin, Gump, Strauss, Hauer & Feld.  Prior to assuming her current duties, Mrs. St. John worked for JMJ in several capacities. She is licensed to practice law in Texas, Georgia and the District of Columbia.  Mr. and Mrs. St. John are husband and wife.

EncounterPRO Healthcare Resources, Inc.

Frank Martin, COO

Mr. Martin was born in Chicago Illinois, grew up in the city of Chicago and graduated from Illinois College in Jacksonville, Illinois. In his career, he has sold plastic raw materials for B.F. Goodrich Chemical Co., disposable surgical drapes for Johnson & Johnson, orthopedic implants for Stryker Corp., and rehabilitation electronics for Medtronic. He has been involved in sales, sales and marketing management, and operations management. Mr. Martin has had articles published in Sales and Marketing Management magazine, Sales and Marketing Executive Report, and The Edward Lowe Foundation Newsletter.  He was also chosen by the Atlanta Business Chronicle to be part of the panel in their "Closing the Deal" roundtable discussion. His focus has been on creating and maintaining the operational systems necessary to support profitable customer relationships.

Charles (Chuck) Webster, M.D., Chief Medical Informatics Officer

Dr. Webster is a graduate of the University of Chicago Medical School, and holds a BS in Accountancy and a MS in Industrial Engineering from the University of Illinois at Urbana-Champaign. He also has a MS in Intelligent Systems from the University of Pittsburgh where he was a Medical Informatics Fellow in the Department of Internal Medicine. After working in the management information systems department of a community hospital Dr. Webster became Assistant Professor at Duquesne University where he helped found the Department of Health Management Systems, whose curriculum is based on the combination of his medical, computer, and business education and experience.

Mark S. Copenhaver, Chief Technical Officer

Mr. Copenhaver is the chief product engineer of EncounterPRO.  He holds degrees in computer science, electrical engineering and mathematics from Vanderbilt University.  He is a Microsoft® Certified Systems Engineer and former member of both the Active X for Health Care Committee for MS-HUG and the HL7-SIGOBT committee.  Mr. Copenhaver was a founder of EncounterPRO's predecessor in September 1994.  Prior to that, as a database design engineer, Mr. Copenhaver developed databases for major companies including BellSouth, Dun & Bradstreet, Lockheed, Eli Lilly, Bristol-Myers Squibb, Upjohn, SmithKlein Beecham, ICI, Abbot, Schering-Plough, Sandoz, Hoechst Roussel, and the SEMA Group.

CyberMedx Medical Systems, Inc.

Ronald R. Barnett, CRT, RCP, President

Following his education and training as respiratory therapist, Mr. Barnett founded a staffing agency, American Medical Services, that he grew to a cadre of 150 respiratory therapists working in 17 San Diego Area hospitals.  After expanding it to Texas, Mr. Barnett sold that company in 1980; it remains in operation today.  Mr. Barnett then started a career selling patient monitoring and blood gas measurement equipment to hospitals, becoming Territory Manager with Novametrix Medical Systems in 1989.  (Novametrix was acquired by Respironics in 2002; Respironics was itself acquired by Royal Philips Electronics earlier this year.)  Mr. Barnett earned Territory Manager of the Year Award and was elected several times to Novametrix's Presidents Club.  In 1995 Mr. Barnett designed the CyberStatTM central data management system and later founded CyberMedx Medical Systems, LLC.  As president of CyberMedx, Mr. Barnett the business and marketing plans, deployed the initial products, designed the InteleNettTM and STATus product lines, developed business relationships for further software/hardware product development, and established the initial field sales representative team prior to selling the assets of that entity earlier this year to the Issuer, CyberMedx Medical Systems, Inc.

J. Mark Barch, MS, RRT, RCP, Vice President, Technical Operations

Mr. Barch, trained as a respiratory therapist, comes to Cybermedx with over ten years management experience at the Director level in numerous departments in both non-profit and for-profit hospitals.   Most recently, Mr. Barch, as Administrative Director, managed the daily operations of the anesthesia, radiology and respiratory services departments of a mid-sized suburban hospital, with responsibility for all aspects of departmental operations, including budget and financial accountability and compliance, staff training and development, HR issues, regulatory compliance and quality improvement.  Mr. Barch has also lead a JCAHO performance review team, AND managed new product implementation programs (ICU, OR, Radiology, home ventilator, community outreach services, health & wellness).  Prior to his career in hospital administration, Mr. Barch managed multiple locations in several different states for a large national home healthcare provider; managed clinical operations for a division of a major home health care distributor of respirators and other DME; managed a branch office for that supplier; and developed and presented professional seminars for a major manufacturer of ventilators.  He is an active member of several professional associations.

Duncan Rose, Vice President, Business Development

Mr. Rose has over twenty five years of successful sales and marketing experience with high tech equipment sales for companies such as Bayer, Puritan Bennett, and Chart Industries. Mr. Rose's expertise is selling significant contracts into hospitals, group purchasing organizations, and home care companies. He has repeatedly launched sales programs for new products and captured from 50% to 90% market share in two years' time. Mr. Rose is one of the foremost experts in the emerging field of post acute care medical device monitoring.  He is well known in the home care medical field for bringing maximum value to existing client's distribution and service lines.

Conclusion

The Company believes that several of the best opportunities in healthcare—for saving lives, saving money, and preparing for the care of the baby-boomer generation—will involve the deployment of EHRs in providers' practices and interoperability solutions that are available to connect all home healthcare stakeholders.  These tools will provide tremendous value to all stakeholders and will effectively leverage healthcare providers' expertise and time as the median age of the population increases.  With the development of CareSymphony, the Company will become one of the first healthcare companies with the vision and experience needed to make home healthcare markedly more efficient for all stakeholders.  Moreover, successful implementation of CareSymphony will provide the Company and the founding corporate investors in CareSymphony significant additional competitive advantages as home healthcare sub-markets begin or continue to merge and consolidate.

[1] The Certification Commission for Healthcare Information Technology.

[2] "Garrulous" is used here to describe the recent models of medical devices, both monitors and therapeutic devices, that transmit their data (via cable or wirelessly, either natively or through retrofitting) to computers.  Such devices collect and transmit the data or summary analyses demanded by the caregiver, and may also be capable of transmitting more extensive (or "heavy") data (either patient-related or machine-related), including image data that may be too voluminous to be welcome in many EHR databases.

[3] EncounterPRO EHR is the recipient of several awards from the Toward an Electronic Medical Record annual conference (www.tepr.com), sponsored yearly for over a decade by the Medical Records Institute (http://www.medrecinst.com); and from the Microsoft Healthcare Users Group (http://www.mshug.org). See, for example, http://www.mshug.org/docs/2001Winners.pdf.

[4] The Healthcare Information and Management Systems Society ("HIMSS") is the premier trade associate for health care information technology.  To review the Davies Award-winning submissions of EncounterPRO EHR users, use these links to the HIMSS website: http://www.himss.org/content/files/davies/2005/Wayne_obstetrics.pdf, http://www.himss.org/content/files/davies2004_primarycare_riverpoint.pdf, http://www.himss.org/content/files/davies_2003_primarycare_cooper.pdf

[5] A CCHIT certification is valid for three years.

[6] Borger, C., et al., "Health Spending Projections Through 2015: Changes on the Horizon," Health Affairs Web Exclusive W61: 22 February 2006.

[7] The study was commissioned by the Robert Wood Johnson Foundation and produced by a team of researchers from the Institute for Health Policy at Massachusetts General Hospital and the School of Public Health and Health Services at George Washington University.

[8] Of this amount, MRG projects that in 2011 about $390 million will be spent on standalone EHR systems and another $378.7 on EHR systems that are sold as part of an integrated practice solution with comprehensive practice management features.

[9] http://www.cms.hhs.gov/CapMarketUpdates/Downloads/hcimu92203.pdf

[10] Mark S. Gottlieb, CPA PC (www.msgcpa.com/general.php?category=Industry+Library&headline=Home+Health+Care)

[11] The Future of Remote Health Services, Health Technology Center, 2006

[12] MX: Business Strategies for Medical Technology Executives, May/June 2008 edition.

[13] http://www.reportbuyer.com/go/BCC00168, http://www.free-press-release.com/news/200712/1197998957.html

[14] http://www.nhianet.org/faqs.htm

[15] Specialty Pharmacy: Stakeholders, Strategies and Markets 2007 (Third Edition), Atlantic Information Services, Inc.

[16] A New Approach to Acute Care Hospital Bed Management, Eugene R. Boyer, http://gis.esri.com/library/userconf/proc03/p0112.pdf

[17] Current compensation schemes for providers generally discourage providers from soliciting information about the condition of their home care patients because the providers are not paid to review the information (outside the context of an office visit).  However, HHAs may find that their monitoring of patients will improve their outcomes and contribute to their financial success by demonstrating improved care of the patients entrusted to their care by the HHA's provider clients.

[18] G0180 (physician certification of home healthcare services and associated services) pays an average national fee of $75.17; G0179 (physician recertification of the same) pays ANF = $57.54; G0181 (physician supervision of interdisciplinary care for home healthcare patients) pays ANF = $125.69).  CPT 99091 (the collection and interpretation of physiologic data (e.g., ECG, blood pressure, glucose monitoring) digitally stored and/or transmitted by the patient and/or caregiver to the physician or other qualified health care professional is a bundled code which CMS does not separately from the associated office encounter that precedes or follows the review of data.  However, many private payors do pay on CPT 99091.

[19] MX: Business Strategies for Medical Technology Executives, May/June 2008 edition.

[20] "First Experience with the Home-Care Management System for Respiratory Patients in Israel" Alexander Guber, MD, Eyal Morris Dipl Med Tech, Baruch Chen, MD, and Shaul Israeli BSc EE.  http://www.ima.org.il/imaj/ar02june-5.pdf

[21] Does hospitalization impact survival after lower respiratory infection in nursing home residents?" Robin L. Kruse, Ph.D., Dr. Mehr, Keith E. Boles, Ph.D., and others, in the September 2004 Medical Care 42(9), pp. 860-870.  http://www.ahrq.gov/research/dec04/1204RA26.htm

[22] In some cases, the estimates of savings or revenues are based upon unverified assumptions.

[23] The number of patients enrolled in home health care at the time of the most recent comprehensive survey by the National Center for Health Statistics, an agency of the Centers for Disease Control and Prevention, in 2000 was about 1,355,300.  http://www.cdc.gov/nchs/pressroom/04facts/patients.htm

[24] The Government Accounting Office recently calculated the total number of primary care providers to have been about 380,000 as of 2005.  Primary Care Professionals: Recent Supply Trends, Projections, and Valuation of Services, testimony of A. Bruce Steinwald, Director, Health Care, before the Committee on Health, Education, Labor, and Pensions, U.S. Senate, February 12, 2008, http://www.gao.gov/new.items/d08472t.pdf

[25] The largest publicly owned HHA is Gentiva Health Services, Inc., which represents about 3% of the total HHA industry.  Although many HHAs are non-profit, for purposes of calculating benefits (and possible fees based on those benefits), assume that all HHAs are for-profit.  Gentiva's EBITDA for the first quarter of 2008 was about $24 million, which was 7.4% of net revenues of about $324 million.  Assuming that Gentiva's results are average for the industry (which may not be the case), industry-wide EBITDA would be about $3.2 billion.  If CareSymphony's effect on EBITDA for the 25% of the industry that adopts CareSymphony is a 10% increase in EBITDA, the results would be a gain in profit of $80 million.